ASSIGNMENT

THIS ASSIGNMENT (this "Assignment") is entered into as of November 17, 2016 (the “Effective Date”) by and between FUNCTION(X) INC., a Delaware corporation with an office at 902 Broadway, 11th Floor, New York, New York 10010 (hereinafter, the “Assignor”) and Bajaar, LLC (hereinafter, the “Assignee”).

Statement of Purpose

The Assignor is party to that certain License Agreement (hereinafter, the “License Agreement”), dated as of February 8, 2016, with Viggle Rewards, Inc. (hereinafter, the “Licensee”), pursuant to which the Assignor licenses to the Licensee a portion of the 11th Floor of 902 Broadway, New York, New York. The Assignor is hereby agreeing to assign to the Assignee its right to receive all payments from Viggle Rewards under the License Agreement in exchange for the consideration set forth herein.

Agreement

In consideration of the mutual covenants and promises set forth in this Assignment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and desiring to be legally bound, the parties agree as follows:

1.	The Assignor does hereby assign its right to receive all payments from Viggle Rewards pursuant to the License Agreement.

2.
In consideration of the assignment set forth in Section 1 above, the Assignee agrees that it shall pay Assignor Six Hundred Thousand Dollars ($600,000.00) in immediately available US funds on the Effective Date.

3.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding its conflicts of laws rules) and both parties hereby irrevocably submit to the exclusive jurisdiction of the Federal and State courts located in the State of New York, County of New York.

4.
Execution and delivery via electronic transmission of a facsimile or Portable Document Format image of this Agreement shall constitute, for purposes of this Agreement, delivery of an executed original and shall be binding on the parties.

5.
This Assignment contains the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, express and implied, oral and written. This Assignment may not be modified or amended other than by an agreement in writing, signed by the parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

FUNCTION(X) INC.                    BAJAAR, LLC

By:                            By:
Name:                            Name:
Title: ___________________________            Title: ___________________________

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